UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2013
______________________________

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter

Delaware	001-34530	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 N. Main Street
Euless, Texas 76039
(Address of principal executive offices, including ZIP code)

(817) 835-4105
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
__________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers

Approval of Equity Compensation Award Agreement and 2013 Grants
On March 1, 2013, the Board of Directors (the “Board”) of U.S. Concrete, Inc. (the “Company”) approved the grant of restricted stock awards to certain Company employees pursuant to the U.S. Concrete, Inc. 2010 Management Equity Incentive Plan (the “MEIP”). The Board provided for these equity award grants by approving a form restricted stock award agreement pursuant to the MEIP. The following description of the form restricted stock award agreement is qualified in its entirety by reference to the form restricted stock award agreement filed herein as Exhibit 10.1, and incorporated into this Current Report on Form 8-K by reference.
The form restricted stock award agreement provides for the grant of restricted stock awards, which are shares of the Company’s common stock (the “Common Stock”) that are subject to certain vesting restrictions and a risk of forfeiture. The form award agreement will divide the vesting restrictions between time-based restrictions and performance-based restrictions, which will be set at the discretion of the Company at the time of each individual grant. Certain terminations of employment may also result in the immediate acceleration of vesting, or in the immediate forfeiture of the award, which the Company may also determine at the time that each individual grant is awarded. During the applicable vesting period for the award, the holder shall have all the rights of a stockholder of the Company, including dividend and voting rights, although such rights will be forfeited if the award is forfeited. In consideration for the receipt of the award, the holder will be required to agree to certain non-solicitation and non-disclosure covenants that will be in effect during the holder’s employment and for a one year period following the end of the holder’s employment.
With respect to the restricted stock awards that the Board approved on March 1, 2013, the grant date will be April 1, 2013. The Company’s named executive officers that will receive restricted stock awards, and the number of restricted stock awards that each individual will receive, are as follows: William M. Brown, Niel L. Poulsen and Jeff L. Davis will each receive 10,000 shares of restricted stock; Wallace H. Johnson will receive 5,000 shares of restricted stock. As the number of shares approved for each of these four individuals’ award was based on a market closing price of $11.25 per share of Common Stock, the number of shares for each award will be adjusted to the nearest 100 shares of Common Stock on the grant date, based on the market closing price as of March 29, 2013, to reflect the value of the award as approved on March 1, 2013.
Sixty percent of the award will be subject to a time-based vesting schedule that will vest in three equal installments on each year anniversary of the grant date. Forty percent of the award will be subject to a time- and performance-based vesting schedule, which is further divided into two separate tranches (the “Performance Shares”). The first tranche of the Performance Shares will become vested if the average daily volume-weighted average share price of the Company’s Common Stock over any period of twenty consecutive trading days attains $18.00 per share within the three year period that begins on the grant date of the award. The second tranche of the Performance Shares will become vested if the average daily volume-weighted average share price of the Company’s Common Stock over any period of twenty consecutive trading days attains $22.00 per share within the three year period that begins on the grant date of the award. Subject to any contrary treatment that may be found in any severance agreement by and between the Company and the award holder, if the award holder’s employment with the Company (or any of the Company’s subsidiaries) is terminated during the vesting period for any reason (excluding the holder’s death), all shares of unvested restricted stock will be forfeited immediately. If the holder’s employment with the Company or any of the Company’s subsidiaries is terminated due to the holder’s death, all unvested restricted stock awards will become immediately 100% vested.
Approval of 2012 Bonus Awards
The Board approved the final payout amounts under the 2012 Annual Salaried Team Member Incentive Plan (the “2012 Bonus Plan”) on March 1, 2013. The 2012 Bonus Plan is an annual incentive plan maintained for all salaried employees, including our named executive officers. Seventy-five percent of the bonus is based upon the Company’s performance, and twenty-five percent is based upon individual goals set for each individual at the beginning of the performance period. The Company’s named executive officers that will receive a bonus pursuant to the 2012 Bonus Plan, and the amount that each individual will receive, are as follows: William J. Sandbrook, $483,373; William M. Brown, $40,197; Wallace H. Johnson, $43,590; Niel L. Poulsen, $83,712; and Jeff L. Davis, $70,467. All payments from the 2012 Bonus Plan will be made in a single cash payment on March 15, 2013.
Approval of Deferred Compensation Plan

Also on March 1, 2013, the Board approved a form of a nonqualified deferred compensation plan for certain key employees, including the Company’s named executive officers. The Board authorized the officers of the Company to proceed with all necessary acts to finalize such a nonqualified deferred compensation plan, and the Company intends to file a Current Report on Form 8-K to disclose all finalized terms and conditions of such a plan when the arrangement becomes effective.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit
10.1	Form of Restricted Stock Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: March 6, 2013                    By: /s/ William M. Brown
William M. Brown
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit
10.1	Form of Restricted Stock Award Agreement